Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

May 18, 2021

Amkor Technology, Inc.

2045 East Innovation Circle

Tempe, Arizona 85284

Re:	Post-Effective Amendment No. 1 to Form S-8 Registration Statement

Gentlemen and Ladies:

We have acted as counsel to Amkor Technology, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (Registration No. 333-149376) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), which may be issued by the Company pursuant to the Amkor Technology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

On May 18, 2021 (the “Effective Date”), the stockholders of the Company approved the 2021 Plan. The 2021 Plan provides, among other things, that any shares of Common Stock that remained issuable under the Company’s 2007 Equity Incentive Plan (as amended and restated as the Second Amended and Restated 2007 Equity Incentive Plan, and as further amended, the “Prior Plan”) and that were not subject to outstanding awards as of the Effective Date will be available for awards under the 2021 Plan (such shares, the “Prior Plan Shares”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Prior Plan Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

•	the Post-Effective Amendment;

•	the Registration Statement;

•	the 2021 Plan;

•	the Restated Certificate of Incorporation of the Company (the “Charter”);

•	the Amended and Restated Bylaws of the Company; and

•	a certificate of the Secretary of State of the State of Delaware, dated on or about the date hereof, as to the good standing of the Company.

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements of officers and representatives of the Company and such matters of fact and law that we have deemed necessary for the purpose of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties to all documents.

In rendering the opinion expressed below, we have assumed that at the time of the issuance of any of the Prior Plan Shares, there will exist under the Charter the requisite number of authorized but unissued shares of Common Stock. In addition, we have assumed that (i) option grants or stock awards under the 2021 Plan pursuant to which the Prior Plan Shares are issuable, and the issuance of the Prior Plan Shares thereunder, will have been duly authorized and issued by the Company in accordance with the terms of the 2021 Plan and any relevant agreements thereunder and in accordance with the Charter, applicable Delaware law and the authorizing resolutions, (ii) the resolutions authorizing the Company to issue the Prior Plan Shares in accordance with the terms and conditions of the 2021 Plan will remain in effect and unchanged at all times during which the Prior Plan Shares are issued by the Company, (iii) the Registration Statement, the Post-Effective Amendment and any amendments thereto, at the time of issuance of the Prior Plan Shares, will continue to be effective under the Securities Act, (iv) an appropriate account statement evidencing the Prior Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent will have been issued by the Company’s transfer agent, and (v) the issuance of the Prior Plan Shares will be properly recorded in the books and records of the Company.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Post-Effective Amendment has become effective under the Securities Act, and (ii) the Prior Plan Shares are issued and delivered against receipt by the Company of payment therefor (not less than par value) in accordance with the terms of the 2021 Plan and any relevant agreements thereunder, the Prior Plan Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Post-Effective Amendment. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to this firm wherever appearing in the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP